   ARTICLES OF INCORPORATION

OF

XEBEC INTERNATIONAL, INC.

The undersigned natural person, acting as incorporator of the corporation under the Nevada Revised Statues, adopts the following Articles of Incorporation for such corporation.

ARTICLE I

Name. The name of the corporation is "Xebec International, Inc." (hereinafter, the "Corporation").

ARTICLE II

Period of Duration. The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes and Powers. The purpose for which the Corporation is organized is to engage in any and all lawful business.

ARTICLE IV

Capitalization. The Corporation shall have the authority to issue 50,000,000 shares of common voting stock having a par value of one mill ($0.001) per share. All stock of the Corporation shall be of the same class and shall have the rights and preferences. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

ARTICLE V

Initial Resident Agent. The initial resident agent of the Corporation shall be CSC Services of Nevada, Inc., and the street address and mailing address of the initial resident agent are: 502 East John Street, Suite E, Carson City, Nevada 89706.

ARTICLE VI

Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three directors. The number of directors constituting the initial Board of Directors is three and the name and street address of the persons who shall serve as directors until their successors are elected and qualified are are, to-wit:

Steven D. Moulton

4848 South Highland Drive, #353
Salt Lake City, UT 84117

Jess A. Wilson
5445 Highland Drive
Salt Lake City, UT 84117

Diane Reed

4848 South Highland Drive, #353
Salt Lake City, UT 84117

ARTICLE VII

Incorporator. The name and street address of the incorporator is:

Steven D. Moulton
4848 South Highland Drive, #353
Salt Lake City, UT 84117

ARTICLE VIII

Control Share Acquisitions. The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE IX

Indemnification of Directors and Executive Officers. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the
Corporation for acts and omissions taking place in connection with their activities in such capacities.

/s/ Steven D. Moulton

Steven D. Moulton

STATE OF UTAH	)
:ss
COUNTY OF SALT LAKE	)
On the 2 day of	April , 1998. personally appeared before me Steven D.

Moulton, who duly acknowledged to me that he is the person who signed the foregoing instrument as incorporator; that he has read the foregoing instrument and knows the contents thereof; and that the contents thereof are true of his personal knowledge.

/S/ Susan W. Tapp

Notary Public